UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 2)*

                             Hexcel Corporation
------------------------------------------------------------------------------
                              (Name of Issuer)

                 Common Stock (Par Value $ 0.01 Per Share)
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                428290 10 0
------------------------------------------------------------------------------
                               (CUSIP Number)


      Robert C. Schwenkel, Esq.                  Ben I. Adler, Esq.
Fried, Frank, Harris, Shriver & Jacobson        Goldman, Sachs & Co.
          One New York Plaza                      85 Broad Street
          New York, NY 10004                     New York, NY 10004
            (212) 859-8000                         (212) 902-1000

------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                            and Communications)

                               March 19, 2003
------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D
-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 2 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THE GOLDMAN SACHS GROUP, INC.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF, OO

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             34,668
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 33,306,162

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             34,668
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   33,306,162

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             33,340,830*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             56.7%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             HC-CO


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by The Goldman Sachs Group, Inc. ("GS Group") which are issuable upon (i) the conversion of shares of Series A
Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share and
(ii) the exercise of options granted by the Company which are currently exercisable and held for the benefit of GS Group.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Group.
This percentage would equal 37.1% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 3 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |X|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 33,306,162

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   33,306,162

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             33,306,162*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             56.7%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             BD-PN-IA


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman Sachs. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than Goldman
Sachs. This percentage would equal 37.1% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 4 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS ADVISORS 2000, L.L.C.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 25,861,072

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   25,861,072

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             25,861,072*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             47.4%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             OO



-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Advisors 2000, L.L.C. ("GS Advisors") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Advisors.
This percentage would equal 28.8% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 5 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO. OHG

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 792,845

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   792,845

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,845*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.0%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by Goldman, Sachs & Co. oHG ("GS oHG") which are issuable upon the conversion of shares of Series A Convertible
Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS oHG. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS oHG. This percentage would equal 0.9% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 6 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS MANAGEMENT GP GMBH

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 792,845

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   792,845

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,845*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.0%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             CO


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by Goldman, Sachs Management GP GmbH ("GS
GmbH") which are issuable upon the conversion of shares of Series A
Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS GmbH. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS GmbH. This percentage would equal 0.9% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 7 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS EMPLOYEE FUNDS 2000 GP, L.L.C.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 6,026,877

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   6,026,877

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,026,877*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             OO


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000") which are issuable upon the conversion of shares of Series
A Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee 2000. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Employee
2000. This percentage would equal 6.7% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 8 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET 2000, L.L.C.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 625,368

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   625,368

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             625,368*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             OO


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by Stone Street 2000, L.L.C. ("Stone 2000") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone 2000. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than Stone 2000.
This percentage would equal 0.7% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 9 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000, L.P.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 18,968,604

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   18,968,604

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             18,968,604*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             37.5%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Capital Partners 2000, L.P. ("GS
Capital") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share.

** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Capital. This percentage would equal 21.1% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 10 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             CAYMAN ISLANDS

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 6,892,468

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   6,892,468

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,892,468*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             15.7%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN

-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Capital Partners 2000 Offshore, L.P.
("GS Offshore") which are issuable upon the conversion of shares of Series
A Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Offshore. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Offshore.
This percentage would equal 7.7% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 11 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 792,845

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   792,845

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,845*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.0%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Germany. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Germany.
This percentage would equal 0.9% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 12 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 6,026,877

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   6,026,877

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,026,877*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by GS Capital Partners 2000 Employee Fund,
L.P. ("GS Employee") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B
Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than GS Employee.
This percentage would equal 6.7% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 13 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET FUND 2000, L.P.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 625,368

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   625,368

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             625,368*

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%**

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------
* This amount includes shares of common stock of Hexcel Corporation (the "Company") beneficially owned by Stone Street Fund 2000, L.P. ("Stone
Street") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible
Preferred Stock of the Company at a conversion price of $3.00 per share.
** This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street. Accordingly, such calculation does not include the shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred
Stock of the Company and Series B Convertible Preferred Stock of the
Company which are beneficially owned by any person other than Stone Street. This percentage would equal 0.7% if it were calculated by including such securities in such calculation.

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 14 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS CORP.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 221,325.7

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   221,325.7

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             221,325.7

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.6%

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             CO


-------------------------------------------------------------------------------

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 15 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS, L.P.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 257,299.2

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   257,299.2

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             257,299.2

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.6%

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             PN


-------------------------------------------------------------------------------

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 16 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH, L.L.C.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF, WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 8,272,312

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   8,272,312

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,272,312

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             20.7%

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             OO


-------------------------------------------------------------------------------

-----------------------------                         -------------------------
CUSIP No. 428290 10 0                                             Page 17 of 40
-----------------------------                         -------------------------

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH II, L.L.C.

-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|

-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      SOURCE OF FUNDS

             AF, WC

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                           |_|


-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

-------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

   NUMBER OF
                             0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 6,252,688

               ----------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

               ----------------------------------------------------------------
     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   6,252,688

-------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,252,688

-------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                               |_|


-------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             15.7%

-------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


             OO


-------------------------------------------------------------------------------

     This Amendment No. 2, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Original Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Original Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on December 28, 2000 (as amended by Amendment No. 1 filed on December 20, 2002, the "Schedule 13D"), relating to the common stock, par value $0.01 per share (the "Common Stock"), of Hexcel Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.(1)
----------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
          -------------------------------------------------

Item 3 is hereby amended to add the following at the end thereof:

          As more fully described in Item 4 below, on March 19, 2003 (such date sometimes referred to herein as the Shares Closing Date), the transactions contemplated by the December Stock Purchase Agreement were consummated and, in connection therewith, the Limited Partnerships acquired an aggregate of 47,125 shares of Series A Preferred Stock and 47,125 shares of Series B Preferred Stock for an aggregate purchase price of $47,125,000 in cash. As of March 19, 2003, the Shares are convertible into 18,781,162 shares of Common Stock, based on the Initial Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock that is equal to $3.00. The Limited Partnerships obtained the funds required to purchase the Shares from capital contributions made by the partners of each of the Limited Partnerships.

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

Item 4 is hereby amended by adding the following immediately before the section entitled "Other Plans and Proposals" contained in the Schedule 13D:

Series A Preferred Stock and Series B Preferred Stock Closing
-------------------------------------------------------------

          The Closing under the December Stock Purchase Agreement took place on March 19, 2003. At the Closing, among other things: (i) the Limited Partnerships acquired an aggregate of 47,125 shares of Series A Preferred Stock and 47,125 shares of Series B Preferred Stock from the Company for an aggregate purchase price of $47,125,000 in cash; (ii) the Company, the Original Purchasers and the Limited Partnerships executed and delivered each of the Related Agreements and (iii) the Company consummated the Senior Debt Refinancing.

          On the Shares Closing Date, simultaneously with the Closing, the Company issued 77,875 shares of Series A Preferred Stock and 77,875 shares of Series B Preferred Stock to the Other Purchasers.

Item 4 is hereby further amended by adding the following at the end thereof:

          Except as described above or otherwise described in this Schedule 13D, the Filing Persons currently have no plans or proposals which relate to or would result in any transaction, event or action enumerated in paragraphs (a) through (j) of Item 4 of the form of Schedule 13D promulgated under the Act.

          Each of the Filing Persons reserves the right, in light of its ongoing evaluation of the Company's financial condition, business, operations and prospects, the market price of the Common Stock, conditions in the securities markets generally, general economic and industry conditions, its business objectives and other relevant factors, to change its plans and intentions at any time, as it deems appropriate. In particular, any one or more of the Filing Persons (and their respective affiliates) reserves the right, in each case subject to (a) the restrictions contained in the Amended and Restated Governance Agreement, the Notes, the Pledge Agreements and the December Stock Purchase Agreement and (b) any applicable limitations imposed on the sale of any securities of the Company by the Securities Act or other applicable law, to (i) purchase additional shares of Common Stock or other securities of the Company, (ii) sell or transfer shares of Common Stock or other securities of the Company beneficially owned by them from time to time in public or private transactions, and (iii) cause any of the Limited Partnerships to distribute in kind to their respective partners or members, as the case may be, shares of Common Stock or other securities of the Company owned by such Limited Partnerships. To the knowledge of each Filing Person, each of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C-i, II-C-ii, II-D-i or II-D-ii hereto may make similar evaluations from time to time or on an ongoing basis.

          Except as described in this Schedule 13D and except for arrangements between and among the Filing Persons, none of the Filing Persons has any contracts, agreements, arrangements, understandings or relationships with any other person or entity for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock or Preferred Stock.

ITEM 5.    INTERESTS IN SECURITIES OF THE ISSUER.
           -------------------------------------

Item 5 is hereby amended in its entirety as follows:

          (a) As of the Shares Closing Date, GS Group may be deemed to beneficially own an aggregate of 33,340,830 shares of Common Stock, consisting of: (i) 14,525,000 shares of Common Stock that are beneficially owned by the Original Purchasers, as described below; (ii) (a) (I) 10,000 options granted to Mr. Mehra on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable and convertible into 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Mehra on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which two-thirds of such options are currently exercisable and convertible into 1,334 shares of Common Stock and the remaining one-third of such options will vest and become exercisable on May 10, 2003, (III) 8,000 options granted to Mr. Mehra on July 31, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable and convertible into 8,000 shares of Common Stock and (IV) 2,000 options granted to Mr. Mehra on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such options is currently exercisable and convertible into 667 shares of Common Stock, an additional one-third of such options will vest and become exercisable on May 9, 2003 and the remaining one-third of such options will vest and become exercisable on May 9, 2004 (Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group), and (b) (I) 10,000 options granted to Mr. Sacerdote on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable and convertible into 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Sacerdote on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which two-thirds of such options are currently exercisable and convertible into 1,334 shares of Common Stock and the remaining one-third of such options will vest and become exercisable on May 10, 2003 and (III) 2,000 options granted to Mr. Sacerdote on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such options is currently exercisable and convertible into 667 shares of Common Stock and an additional one-third of such options will vest and become exercisable on May 9, 2003 and the remaining one-third of such options will vest and become exercisable on May 9, 2004 (Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group); (iii) 47,125 shares of Series A Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 15,708,332 shares of Common Stock; and (iv) 47,125 shares of Series B Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 3,072,830 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Group represent approximately 56.7% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 10-K"). The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Group. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Group will have the power to vote shares representing approximately 37.1% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, Goldman Sachs may be deemed to beneficially own an aggregate of 33,306,162 shares of Common Stock, consisting of: (i) 14,525,000 shares of Common Stock that are beneficially owned by the Original Purchasers, as described below; (ii) 47,125 shares of Series A Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 15,708,332 shares of Common Stock; and (iii) 47,125 shares of Series B Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 3,072,830 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by Goldman Sachs represent approximately 56.7% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman Sachs. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Goldman Sachs. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, Goldman Sachs will have the power to vote shares representing approximately 37.1% of the total number of votes that may be cast on any such matter.

          GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Original Purchasers and the Limited Partnerships to the extent that partnership or membership interests, as the case may be, in the Limited Partnerships are held by persons other than Goldman Sachs or its affiliates.

          In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division of GS Group and its subsidiaries and affiliates (the "Investment Banking Division"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GS Group and its subsidiaries and affiliates. The Investment Banking Division disclaims beneficial ownership of securities, if any, beneficially owned by (i) any client accounts with respect to which the Investment Banking Division or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which the Investment Banking Division is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Investment Banking Division.

          As of the Shares Closing Date, GS Advisors may be deemed to beneficially own an aggregate of 25,861,072 shares of Common Stock, consisting of: (i) 11,278,155 shares of Common Stock, of which 8,272,312 shares may be deemed to be beneficially owned by GS Capital and 3,005,843 shares may be deemed to be beneficially owned by GS Offshore, as described below; (ii) 36,590.916 shares of Series A Preferred Stock, of which 26,838.74 shares are beneficially owned by GS Capital and 9,752.176 shares are beneficially owned by GS Offshore, as described below, and that are convertible into 12,196,971 shares of Common Stock; and (iii) 36,590.916 shares of Series B Preferred Stock, of which 26,838.74 shares are beneficially owned by GS Capital and 9,752.176 shares are beneficially owned by GS Offshore, as described below, and that are convertible into 2,385,946 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Advisors represent approximately 47.4% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Advisors. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Advisors will have the power to vote shares representing approximately 28.8% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS oHG may be deemed to beneficially own an aggregate of 792,845 shares of Common Stock, consisting of: (i) 345,764 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS oHG represent approximately 2.0% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS oHG. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS oHG. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS oHG will have the power to vote shares representing approximately 0.9% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS GmbH may be deemed to beneficially own an aggregate of 792,845 shares of Common Stock, consisting of: (i) 345,764 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS GmbH represent approximately 2.0% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS GmbH. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS GmbH. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS GmbH will have the power to vote shares representing approximately 0.9% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS Employee 2000 may be deemed to beneficially own an aggregate of 6,026,877 shares of Common Stock, consisting of: (i) 2,628,354 shares of Common Stock that may be deemed to be beneficially owned by GS Employee; (ii) 8,527.45 shares of Series A Preferred Stock that are beneficially owned by GS Employee and that are convertible into 2,842,483 shares of Common Stock; and (iii) 8,527.45 shares of Series B Preferred Stock that are beneficially owned by GS Employee and that are convertible into 556,040 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee 2000 represent approximately 13.9% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee 2000. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Employee 2000. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Employee 2000 will have the power to vote shares representing approximately 6.7% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, Stone 2000 may be deemed to beneficially own an aggregate of 625,368 shares of Common Stock, consisting of: (i) 272,727 shares of Common Stock that may be deemed to be beneficially owned by Stone Street; (ii) 884.835 shares of Series A Preferred Stock that are beneficially owned by Stone Street and that are convertible into 294,945 shares of Common Stock; and (iii) 884.835 shares of Series B Preferred Stock that are beneficially owned by Stone Street and that are convertible into 57,696 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by Stone 2000 represent approximately 1.6% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone 2000. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Stone 2000. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Stone 2000 will have the power to vote shares representing approximately 0.7% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS Capital may be deemed to beneficially own an aggregate of 18,968,604 shares of Common Stock, consisting of: (i) 8,272,312 shares of Common Stock that are beneficially owned by LXH; (ii) 26,838.74 shares of Series A Preferred Stock that are beneficially owned by GS Capital and that are convertible into 8,946,246 shares of Common Stock; and (iii) 26,838.74 shares of Series B Preferred Stock that are beneficially owned by GS Capital and that are convertible into 1,750,046 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Capital represent approximately 37.5% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Capital. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Capital will have the power to vote shares representing approximately 21.1% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS Offshore may be deemed to beneficially own an aggregate of 6,892,468 shares of Common Stock, consisting of: (i) 3,005,843 shares of Common Stock that are beneficially owned by LXH II; (ii) 9,752.176 shares of Series A Preferred Stock that are beneficially owned by GS Offshore and that are convertible into 3,250,725 shares of Common Stock; and (iii) 9,752.176 shares of Series B Preferred Stock that are beneficially owned by GS Offshore and that are convertible into 635,900 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Offshore represent approximately 15.7% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Offshore. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Offshore. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Offshore will have the power to vote shares representing approximately 7.7% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS Germany may be deemed to beneficially own an aggregate of 792,845 shares of Common Stock, consisting of: (i) 345,764 shares of Common Stock that are beneficially owned by LXH II; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Germany represent approximately 2.0% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Germany. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Germany. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Germany will have the power to vote shares representing approximately 0.9% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, GS Employee may be deemed to beneficially own an aggregate of 6,026,877 shares of Common Stock, consisting of: (i) 2,628,354 shares of Common Stock that are beneficially owned by LXH II; (ii) 8,527.45 shares of Series A Preferred Stock that are beneficially owned by GS Employee and that are convertible into 2,842,483 shares of Common Stock; and (iii) 8,527.45 shares of Series B Preferred Stock that are beneficially owned by GS Employee and that are convertible into 556,040 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee represent approximately 13.9% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Employee. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, GS Employee will have the power to vote shares representing approximately 6.7% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, Stone Street may be deemed to beneficially own an aggregate of 625,368 shares of Common Stock, consisting of: (i) 272,727 shares of Common Stock that are beneficially owned by LXH II; (ii) 884.835 shares of Series A Preferred Stock that are beneficially owned by Stone Street and that are convertible into 294,945 shares of Common Stock; and (iii) 884.835 shares of Series B Preferred Stock that are beneficially owned by Stone Street and that are convertible into 57,696 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by Stone Street represent approximately 1.6% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Stone Street. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, Stone Street will have the power to vote shares representing approximately 0.7% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, LXH Corp. may be deemed to beneficially own 221,325.7 shares of Common Stock, that also may be deemed to be beneficially owned by LXH, LXH L.P. and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH Corp. represent approximately 0.6% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, LXH Corp. will have the power to vote shares representing approximately 0.2% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, LXH L.P. may be deemed to beneficially own 257,299.2 shares of Common Stock, that also may be deemed to be beneficially owned by LXH and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH L.P. represent approximately 0.6% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, LXH L.P. will have the power to vote shares representing approximately 0.3% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, LXH beneficially owns 8,272,312 shares of Common Stock. The shares of Common Stock beneficially owned by LXH represent approximately 20.7% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, LXH will have the power to vote shares representing approximately 9.2% of the total number of votes that may be cast on any such matter.

          As of the Shares Closing Date, LXH II beneficially owns 6,252,688 shares of Common Stock. The shares of Common Stock beneficially owned by LXH II represent approximately 15.7% of the outstanding shares of Common Stock, based on there being 39,944,962 shares of Common Stock outstanding as of February 25, 2003, as disclosed in the 2002 10-K. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of the Shares Closing Date, LXH II will have the power to vote shares representing approximately 7.0% of the total number of votes that may be cast on any such matter.

          None of the Filing Persons or, to their knowledge, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C-i, II-C-ii, II-D-i or II-D-ii hereto, beneficially owns any shares of Common Stock other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated above.

          (c) Except as described above, no transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C-i, II-C-ii, II-D-i or II-D-ii hereto, during the past sixty days.

          (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
            ----------------------------------------

Item 6 is hereby amended by adding the following immediately before the ultimate paragraph thereof:

          On March 7, 2003 (the "Pricing Date"), in connection with the Senior Debt Refinancing, the Company priced a private placement (the "Senior Notes Private Placement") of $125 million in aggregate principal amount of 9 7/8 senior secured notes (the "Senior Notes"). On the Pricing Date, in connection with the Senior Notes Private Placement, Goldman Sachs entered into a purchase agreement with the Company as initial purchaser of a portion of the Senior Notes. The Senior Notes Private Placement was consummated on the Shares Closing Date.

          The responses set forth in Items 3 and 4 of this Amendment No. 2 to the Schedule 13D are incorporated herein by reference in their entirety.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.
            --------------------------------

Exhibit 1   Joint Filing Agreement, dated as of December 28, 2000.*

Exhibit 2 Stock Purchase Agreement, dated as of October 11, 2000, by and among the Purchasers, Ciba and the Sellers.*

Exhibit 3 $20,680,780 7.5% Recourse Secured Pay-In-Kind Promissory Note, due December 31, 2004, issued by LXH to Ciba SCC.*

Exhibit 4 $15,631,720 7.5% Recourse Secured Pay-In-Kind Promissory Note, due December 31, 2004, issued by LXH II to Ciba SCC.*

Exhibit 5 Hexcel Agreement, dated as of October 11, 2000, by and between the Purchasers and the Company.*

Exhibit 6 Governance Agreement, dated as of December 19, 2000, by and among the Purchasers, the Company and the other parties listed on the signature pages thereto.*

Exhibit 7 Registration Rights Agreement, dated as of December 19, 2000, by and between the Company and the Purchasers.*

Exhibit 8 Pledge Agreement, dated as of December 19, 2000, by LXH in favor of Ciba SCC.*

Exhibit 9 Pledge Agreement, dated as of December 19, 2000, by LXH II in favor of Ciba SCC.*

Exhibit 10 Power of Attorney, dated as of January 6, 2003, relating to The Goldman Sachs Group, Inc.

Exhibit 11 Power of Attorney, dated as of January 6, 2003, relating to Goldman, Sachs & Co.

Exhibit 12 Power of Attorney, dated as of March 19, 2003, relating to GS Advisors 2000, L.L.C.

Exhibit 13 Power of Attorney, dated as of March 28, 2000, relating to Goldman, Sachs & Co. oHG.*

Exhibit 14 Power of Attorney, dated as of March 19, 2003, relating to Goldman, Sachs Management GP GmbH.

Exhibit 15 Power of Attorney, dated as of February 24, 2003, relating to GS Employee Funds 2000 GP, L.L.C.

Exhibit 16 Power of Attorney, dated as of March 19, 2003, relating to Stone Street 2000, L.L.C.

Exhibit 17 Power of Attorney, dated as of March 19, 2003, relating to GS Capital Partners 2000, L.P.

Exhibit 18 Power of Attorney, dated as of March 19, 2003, relating to GS Capital Partners 2000 Offshore, L.P.

Exhibit 19 Power of Attorney, dated as of March 19, 2003, relating to GS Capital Partners 2000 GmbH & Co. Beteiligungs KG.

Exhibit 20 Power of Attorney, dated as of March 19, 2003, relating to GS Capital Partners 2000 Employee Fund, L.P.

Exhibit 21 Power of Attorney, dated as of March 19, 2003, relating to Stone Street Fund 2000, L.P.

Exhibit 22 Power of Attorney, dated as of March 19, 2003, relating to LXH Holdings Corp.

Exhibit 23 Power of Attorney, dated as of March 19, 2003, relating to LXH Holdings, L.P.

Exhibit 24 Power of Attorney, dated as of March 19, 2003, relating to LXH, L.L.C.

Exhibit 25 Power of Attorney, dated as of March 19, 2003, relating to LXH II, L.L.C.

Exhibit 26 Stock Purchase Agreement, dated as of December 18, 2002, by and among the Company and the Limited Partnerships.*

Exhibit 27 Form of Amended and Restated Governance Agreement, among the Original Purchasers, the Limited Partnerships and the
            Company.*

Exhibit 28 Form of Amended and Restated Registration Rights Agreement, among the Company, the Original Purchasers and the Limited Partnerships.*

Exhibit 29  Form of Certificate of Designations of Series A Preferred
            Stock.*

Exhibit 30  Form of Certificate of Designations of Series B Preferred
            Stock.*
-----------
* Previously filed.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 21, 2003


                                    THE GOLDMAN SACHS GROUP, INC.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GOLDMAN, SACHS & CO.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GS ADVISORS 2000, L.L.C.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GOLDMAN, SACHS & CO. OHG


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact

                                    GOLDMAN, SACHS MANAGEMENT GP GMBH


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    STONE STREET 2000, L.L.C.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GS CAPITAL PARTNERS 2000, L.P.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact

                                    GS CAPITAL PARTNERS 2000 GMBH & CO.
                                    BETEILIGUNGS KG


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    GS CAPITAL PARTNERS 2000 EMPLOYEE FUND,
                                    L.P.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    STONE STREET FUND 2000, L.P.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    LXH HOLDINGS CORP.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    LXH HOLDINGS, L.P.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact

                                    LXH, L.L.C.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact


                                    LXH II, L.L.C.


                                    By: /s/ Roger S. Begelman
                                       -----------------------------------
                                         Name:  Roger S. Begelman
                                         Title: Attorney-in-fact

                                 SCHEDULE I

Schedule I is hereby amended and restated in its entirety as follows:

          The name of each director of The Goldman Sachs Group, Inc. is set forth below.

          The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

          Each person is a citizen of the United States of America except for Lord Browne of Madingley, who is a citizen of the United Kingdom. The present principal occupation or employment of each of the listed persons is set forth below.

-------------------------------------------------------------------------------
           Name                          Present Principal Occupation
-------------------------------------------------------------------------------
Henry M. Paulson, Jr.        Chairman and Chief Executive Officer of
                             The Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
Robert J. Hurst              Vice Chairman of The Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
John A. Thain                President and Co-Chief Operating Officer of The
                             Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
John L. Thornton             President and Co-Chief Operating Officer of The
                             Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
Lord Browne of Madingley     Group Chief Executive of BP plc
-------------------------------------------------------------------------------
James A. Johnson             Vice Chairman of Perseus, L.L.C.
-------------------------------------------------------------------------------
John H. Bryan                Retired Chairman and Chief Executive Officer of
                             Sara Lee Corporation
-------------------------------------------------------------------------------
Ruth J. Simmons              President of Brown University
-------------------------------------------------------------------------------
William W. George            Retired Chairman and Chief Executive Officer of
                             Medtronic, Inc.
-------------------------------------------------------------------------------

                              SCHEDULE II-A-i
                              ---------------

Schedule II-A-i is hereby amended and restated in its entirety as follows:

          The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C., the sole general partner of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P., are set forth below.

          The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Atul Kapur, Robert G. Doumar, Jr. and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is c/o Goldman, Sachs & Co., 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

          All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz and Hughes B. Lepic are citizens of France. Adrian M. Jones is a citizen of Ireland. Ulrika Werdelin is a citizen of Sweden.

--------------------------------------------------------------------------------
        Name               Position           Present Principal Occupation
--------------------------------------------------------------------------------
Richard A. Friedman   President          Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Joseph H. Gleberman   Vice President     Managing Director of Goldman, Sachs &
                                         Co
--------------------------------------------------------------------------------
Terence M. O'Toole    Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Henry Cornell         Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Richard S. Sharp      Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Esta E. Stecher       Assistant          Managing Director of Goldman, Sachs &
                      Secretary          Co.
--------------------------------------------------------------------------------
Sanjeev K. Mehra      Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Muneer A. Satter      Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Antoine L. Schwartz   Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Steven M. Bunson      Assistant          Managing Director of Goldman, Sachs &
                      Secretary          Co.
--------------------------------------------------------------------------------
Elizabeth C.          Treasurer          Managing Director of Goldman, Sachs &
Fascitelli                               Co.
--------------------------------------------------------------------------------
David J. Greenwald    Assistant          Managing Director of Goldman, Sachs &
                      Secretary          Co.
--------------------------------------------------------------------------------
David M. Weil         Assistant          Managing Director of Goldman, Sachs &
                      Treasurer          Co.
--------------------------------------------------------------------------------
Hughes B. Lepic       Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Russell E. Makowsky   Assistant          Managing Director of Goldman, Sachs &
                      Secretary          Co.
--------------------------------------------------------------------------------
Sarah G. Smith        Assistant          Managing Director of Goldman, Sachs &
                      Treasurer          Co.
--------------------------------------------------------------------------------
Randall A. Blumenthal Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Gerald J. Cardinale   Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Douglas F. Londal     Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Stephen S. Trevor     Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Abraham Bleiberg      Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Joseph P. DiSabato    Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Robert R. Gheewalla   Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Atul Kapur            Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Robert G. Doumar, Jr. Vice President     Managing Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------
Ben I. Adler          Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Melina E. Higgins     Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
Elizabeth C.          Vice President     Managing Director of Goldman, Sachs &
Marcellino                               Co.
--------------------------------------------------------------------------------
Adrian M. Jones       Vice President     Managing Director of Goldman, Sachs &
                                         Co.
--------------------------------------------------------------------------------
John E. Bowman        Vice President     Vice President of Goldman, Sachs & Co.
--------------------------------------------------------------------------------
Katherine B. Enquist  Vice President/    Managing Director of Goldman, Sachs &
                      Secretary          Co.
--------------------------------------------------------------------------------
James B. McHugh       Assistant          Vice President of Goldman, Sachs & Co.
                      Secretary
--------------------------------------------------------------------------------
Beverly L. O'Toole    Assistant          Vice President of Goldman, Sachs & Co.
                      Secretary
--------------------------------------------------------------------------------
Mitchell S. Weiss     Vice President     Vice President of Goldman, Sachs & Co.
--------------------------------------------------------------------------------
Mary Nee              Vice President     Executive Director of Goldman Sachs
                                         (Asia) L.L.C.
--------------------------------------------------------------------------------
Ulrika Werdelin       Vice President     Executive Director of Goldman Sachs
                                         International
--------------------------------------------------------------------------------

                              SCHEDULE II-B-ii
                              ----------------

Schedule II-B-ii is hereby amended and restated in its entirety as follows:

          The name, position and present principal occupation of each executive officer of GS Management GP GmbH, the sole managing partner of GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, are set forth below.

          The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

          All executive officers listed below are United States citizens except Patrick E. Mulvihill who is a citizen of Ireland.

--------------------------------------------------------------------------------
         Name                 Position           Present Principal Occupation
--------------------------------------------------------------------------------
Richard A. Friedman     Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Joseph H. Gleberman     Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Terence M. O'Toole      Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
David A. Viniar         Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Henry Cornell           Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Esta E. Stecher         Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Elizabeth C. Fascitelli Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Patrick E. Mulvihill    Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
David J. Greenwald      Managing Director     Managing Director of  Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Dan H. Jester           Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
Sarah E. Smith          Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
James B. McHugh         Managing Director     Vice President of Goldman, Sachs
                                              & Co.
--------------------------------------------------------------------------------
Katherine B. Enquist    Managing Director     Managing Director of Goldman,
                                              Sachs & Co.
--------------------------------------------------------------------------------
John E. Bowman          Managing Director     Vice President of Goldman, Sachs
                                              & Co.
--------------------------------------------------------------------------------
Richard S. Sharp        Managing Director     Managing Director of Goldman
                                              Sachs International
--------------------------------------------------------------------------------

                              SCHEDULE II-C-i
                              ---------------

Schedule II-C-i is hereby amended and restated in its entirety as follows:

          The name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

          The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Mitchell S. Weiss is c/o Goldman, Sachs & Co., 10 Hanover Square, New York, New York 10005. The business address of Richard S. Sharp, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Atul Kapur, Robert G. Doumar, Jr. and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is c/o Goldman, Sachs & Co., 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

          All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz and Hughes B. Lepic are citizens of France. Adrian M. Jones is a citizen of Ireland. Ulrika Werdelin is a citizen of Sweden.

-------------------------------------------------------------------------------
         Name                Position           Present Principal Occupation
-------------------------------------------------------------------------------
Peter M. Sacerdote     Chairman/President   Advisory Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Peter G. Sachs         Vice President       Senior Director of The Goldman Sachs
                                            Group, Inc.
-------------------------------------------------------------------------------
Richard A. Friedman    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Joseph H. Gleberman    Vice President       Managing Director of Goldman, Sachs
                                            & Co
-------------------------------------------------------------------------------
Terence M. O'Toole     Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Henry Cornell          Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Richard S. Sharp       Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Esta E. Stecher        Vice                 Managing Director of Goldman, Sachs
                       President/Assistant  & Co.
                       Secretary
-------------------------------------------------------------------------------
Sanjeev K. Mehra       Vice                 Managing Director of Goldman, Sachs
                       President/Treasurer  & Co.
-------------------------------------------------------------------------------
Muneer A. Satter       Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Antoine L. Schwartz    Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Steven M. Bunson       Assistant Secretary  Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Elizabeth C.           Vice President       Managing Director of Goldman, Sachs
Fascitelli                                  & Co.
-------------------------------------------------------------------------------
David M. Weil          Assistant Treasurer  Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
David J. Greenwald     Vice                 Managing Director of Goldman, Sachs
                       President/Assistant  & Co.
                       Secretary
-------------------------------------------------------------------------------
Hughes B. Lepic        Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Russell E. Makowsky    Assistant Secretary  Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Sarah G. Smith         Assistant Treasurer  Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Randall A. Blumenthal  Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Douglas F. Londal      Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Stephen S. Trevor      Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Abraham Bleiberg       Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Joseph P. DiSabato     Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Robert R. Gheewalla    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Atul Kapur             Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Robert G. Doumar, Jr.  Vice President       Managing Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Ben I. Adler           Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Melina E. Higgins      Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Elizabeth C.           Vice President       Managing Director of Goldman, Sachs
Marcellino                                  & Co.
-------------------------------------------------------------------------------
John E. Bowman         Vice President       Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Raymond G. Matera      Vice President       Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Katherine B. Enquist   Vice                 Managing Director of Goldman, Sachs
                       President/Secretary  & Co.
-------------------------------------------------------------------------------
James B. McHugh        Assistant Secretary  Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Beverly L. O'Toole     Assistant Secretary  Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Mitchell S. Weiss      Vice President       Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Mary Nee               Vice President       Executive Director of Goldman Sachs
                                            (Asia) L.L.C.
-------------------------------------------------------------------------------
Richard J. Stingi      Vice President       Vice President of Goldman, Sachs &
                                            Co.
-------------------------------------------------------------------------------
Ulrika Werdelin        Vice President       Executive Director of Goldman Sachs
                                            International
-------------------------------------------------------------------------------
Gerald J. Cardinale    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------
Adrian M. Jones        Vice President       Managing Director of Goldman, Sachs
                                            & Co.
-------------------------------------------------------------------------------

                              SCHEDULE II-D-i
                              ---------------

Schedule II-D-i is hereby amended and restated in its entirety as follows:

          The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of GS Capital Partners 2000 Employee Fund, L.P., are set forth below.

          The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Atul Kapur and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is c/o Goldman, Sachs & Co., 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

          All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz and Hughes B. Lepic are citizens of France. Adrian M. Jones is a citizen of Ireland. Ulrika Werdelin is a citizen of Sweden.

--------------------------------------------------------------------------------
         Name               Position            Present Principal Occupation
--------------------------------------------------------------------------------
Richard A. Friedman    President            Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Joseph H. Gleberman    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Terence M. O'Toole     Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Henry Cornell          Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Richard S. Sharp       Vice President       Managing Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------
Esta E. Stecher        Vice President/      Managing Director of Goldman, Sachs
                       Assistant Secretary  & Co.
--------------------------------------------------------------------------------
Sanjeev K. Mehra       Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Muneer A. Satter       Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Antoine L. Schwartz    Vice President       Managing Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------
Steven M. Bunson       Vice President/      Managing Director of Goldman, Sachs
                       Assistant Secretary  & Co.
--------------------------------------------------------------------------------
Elizabeth C.           Vice President       Managing Director of Goldman, Sachs
Fascitelli                                  & Co.
--------------------------------------------------------------------------------
David J. Greenwald     Vice President/      Managing Director of Goldman, Sachs
                       Assistant Secretary  & Co.
--------------------------------------------------------------------------------
David M. Weil          Assistant Treasurer  Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Hughes B. Lepic        Vice President       Managing Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------
Russell E. Makowsky    Vice President/      Managing Director of Goldman, Sachs
                       Assistant Secretary  & Co.
--------------------------------------------------------------------------------
Sarah G. Smith         Assistant Treasurer  Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Randall A. Blumenthal  Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Gerald J. Cardinale    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Douglas F. Londal      Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Stephen S. Trevor      Vice President       Managing Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------
Abraham Bleiberg       Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Joseph P. DiSabato     Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Robert R. Gheewalla    Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Robert G. Doumar, Jr.  Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Ben I. Adler           Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Melina E. Higgins      Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Elizabeth C.           Vice President       Managing Director of Goldman, Sachs
Marcellino                                  & Co.
--------------------------------------------------------------------------------
Adrian M. Jones        Vice President       Managing Director of Goldman, Sachs
                                            & Co.
--------------------------------------------------------------------------------
Atul Kapur             Vice President       Managing Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------
John E. Bowman         Vice President       Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Katherine B. Enquist   Vice President/      Managing Director of Goldman, Sachs
                       Secretary            & Co.
--------------------------------------------------------------------------------
James B. McHugh        Assistant Secretary  Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Beverly L. O'Toole     Assistant Secretary  Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Raymond G. Matera      Vice President       Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Mitchell S. Weiss      Vice President       Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Mary Nee               Vice President       Executive Director of Goldman Sachs
                                            (Asia) L.L.C.
--------------------------------------------------------------------------------
Richard J. Stingi      Vice President       Vice President of Goldman, Sachs &
                                            Co.
--------------------------------------------------------------------------------
Ulrika Werdelin        Vice President       Executive Director of Goldman Sachs
                                            International
--------------------------------------------------------------------------------